SEC 1746 (11-02)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: December 31, 2005
SCHEDULE 13D (Rule 13d-101)	Estimated average burden hours per response. . 11

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

Fisher Scientific International Inc.

(Name of Issuer)

Common Stock $0.01 par value per share

(Title of Class of Securities)

338032 20 4

(CUSIP Number)

James Westra, Esq.
Weil, Gotshal & Manges, LLP
100 Federal Street, 34th Floor
Boston, Massachusetts  02110
(617) 772-8300

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

April 8, 2003

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [     ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 338032 20 4

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Thomas H. Lee Equity Fund III, L.P. 04-3279871

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power See Item 5

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power See Item 5

11.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) See Item 5

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Thomas H. Lee Foreign Fund III, L.P. 04-3303055

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power See Item 5

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power See Item 5

11.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) See Item 5

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). THL FSI Equity Investors, L.P. 04-3403584

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power See Item 5

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power See Item 5

11.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) See Item 5

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Thomas H. Lee Investors Limited Partnership 04-3159375

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power See Item 5

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power See Item 5

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) See Item 5

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Thomas H. Lee Equity Advisors III Limited Partnership 04-3279882

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power See Item 5

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power See Item 5

11.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) See Item 5

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). THL Equity Trust III 04-3279892

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power See Item 5

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power See Item 5

11.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) See Item 5

14.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). THL Investment Management Corp. 04-2976561

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization Massachusetts

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power See Item 5

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power See Item 5

11.	Aggregate Amount Beneficially Owned by Each Reporting Person See Item 5

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) See Item 5

14.	Type of Reporting Person (See Instructions) CO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). David V. Harkins

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power less than 1% (see Item 5)

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power less than 1% (see Item 5)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). The 1995 Harkins Gift Trust

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Thomas R. Shepherd Money Purchase Pension Plan (Keogh)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Scott A. Schoen

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). C. Hunter Boll

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Scott M. Sperling

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power less than 1% (see Item 5)

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power less than 1% (see Item 5)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Sperling Family Limited Partnership

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Anthony J. DiNovi

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Thomas M. Hagerty

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Warren C. Smith, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Seth W. Lawry

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Joseph I. Incandela

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Kent R. Weldon

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Terrence M. Mullen

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Todd M. Abbrecht

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Andrew D. Flaster

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). First Trust Co. FBO Kristina Watts

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Charles W. Robins

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). James Westra

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Charles A. Brizius

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power less than 1% (see Item 5)

	8.	Shared Voting Power -0-

	9.	Sole Dispositive Power less than 1% (see Item 5)

	10.	Shared Dispositive Power -0-

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Thomas H. Lee

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[ ]
	(b)	[X]

3.	SEC Use Only

4.	Source of Funds (See Instructions) N/A

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) [ ]

6.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power -0-

	8.	Shared Voting Power less than 1% (see Item 5)

	9.	Sole Dispositive Power -0-

	10.	Shared Dispositive Power less than 1% (see Item 5)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person less than 1% (see Item 5)

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) [ ]

13.	Percent of Class Represented by Amount in Row (11) less than 1%

14.	Type of Reporting Person (See Instructions) IN

Schedule 13D

This Amendment No. 6 to Schedule 13D relates to the common stock, $0.01 par value per share (the “Common Stock”), of Fisher Scientific International Inc., a Delaware corporation (the “Company”), and supplements the information set forth in the Schedule 13D, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, and Amendment No. 5 thereto, filed jointly on behalf of the following persons (collectively, the “Reporting Persons”) on February 3, 1998, April 13, 1999, July 3, 2001, April 29, 2002, November 15, 2002, and March 7, 2003, respectively: (1) Thomas H. Lee Equity Fund III, L.P., a Delaware limited partnership (“Equity Fund III”), (2) Thomas H. Lee Foreign Fund III, L.P., a Delaware limited partnership (“Foreign Fund III”), (3) THL FSI Equity Investors, L.P., a Delaware limited partnership (“THL FSI”), (4) Thomas H. Lee Investors Limited Partnership, a Massachusetts limited partnership (formerly THL-CCI  Limited Partnership), (5) Thomas H. Lee Equity Advisors III Limited Partnership, a Massachusetts limited partnership (“Advisors III”), (6) THL Equity Trust III, a Massachusetts business trust (“Trust III”), (7) THL Investment Management Corp., a Massachusetts corporation (“THL Investment”), and (8) certain persons affiliated with The Thomas H. Lee Company, a Massachusetts sole proprietorship, and listed on Schedule I attached hereto (the “Additional THL Persons” and collectively with Equity Fund III, Foreign Fund III, THL FSI and Thomas H. Lee Investors Limited Partnership, the “THL Entities”).

On April 8, 2003 Equity Fund III, L.P., Foreign Fund III, L.P., and THL FSI made pro rata distributions to their respective partners of the Common Stock of the Company held by each of them.  Immediately subsequent to these distributions, Advisors III, the general partner of Equity Fund III, L.P., Foreign Fund III, L.P., and THL FSI, likewise made a pro rata distribution to its partners of the Common Stock of the Company that it received in the initial distributions.  Certain of the Additional THL Persons, as members of Advisors III, received shares as part of the distribution by Advisors III.

Item 5.	Interest in Securities of the Issuer
Items 5(a) and (b) are hereby amended and replaced in their entirety with the following:

The Reporting Persons may together constitute a “group” within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the shares of Common Stock beneficially owned by the members of the group as a whole (collectively, the “THL Shares”). Each of the Reporting Persons expressly disclaims beneficial ownership of those THL Shares held by any other members of such group.

Equity Fund III has indirect beneficial ownership of 991,340 shares of Common Stock pursuant to warrants (the “Warrants”) issued under a Warrant Acquisition Agreement, dated as of January 21, 1998 (the “Warrant Acquisition Agreement”). Assuming Equity Fund III’s exercise of the Warrants, Equity Fund III has beneficial ownership of approximately 1.8% of the Common Stock outstanding as of May 13, 2003 (the “Outstanding Shares”). Equity Fund III has shared voting and shared dispositive power with respect to such shares of Common Stock.

Foreign Fund III has indirect beneficial ownership of 61,340 shares Common stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming Foreign Fund III’s exercise of the Warrants, Foreign Fund III has beneficial ownership of less than 1% of the Outstanding Shares. Foreign Fund III has shared voting and shared dispositive power with respect to such shares of Common Stock.

THL FSI has indirect beneficial ownership of 498,070 shares of Common Stock pursuant to Warrants issued under the Warrant Acquisition Agreement. Assuming THL FSI’s exercise of the Warrants, THL FSI has beneficial ownership of less than 1% of the Outstanding Shares. THL FSI has shared voting and shared dispositive power with respect to such Shares.

Advisors III, as sole general partner of Equity Fund III, Foreign Fund III and THL FSI, and Trust III, as sole general partner of Advisors III, may be deemed to have indirect beneficial ownership of 1,550,750 shares of Common Stock pursuant to Warrants issued under the Warrant Agreement to Equity

Fund III, Foreign Fund III and THL FSI, which represents approximately 2.83% of the Outstanding Shares. The filing of this Schedule 13D by Advisors III and Trust III shall not be construed as an admission that Advisors III or Trust III is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock held by Equity Fund III, Foreign Fund III and THL FSI.

Thomas H. Lee Investors Limited Partnership has indirect beneficial ownership of 61,045 shares of Common Stock pursuant to Warrants issued under the Warrant Acquisition agreement. Assuming its exercise of the Warrants, Thomas H. Lee Investors Limited Partnership has beneficial ownership of less than 1% of the Outstanding Shares. Thomas H. Lee Investors Limited Partnership has sole voting and sole dispositive power with respect to such shares of Common Stock.

THL Investment, as sole general partner of Thomas H. Lee Investors Limited Partnership, and Thomas H. Lee, as chief executive officer and sole director of THL Investment, may be deemed indirect beneficial owners of 61,045 shares of Common Stock pursuant to Warrants issued under the Warrant Agreement, which are beneficially owned by Thomas H. Lee Investors Limited Partnership, which represents less than 1% of the Outstanding Shares. The filing of this Schedule 13D by THL Investment and Mr. Lee shall not be construed as an admission that THL Investment or Mr. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of shares of Common Stock held by Thomas H. Lee Investors Limited Partnership.

Each of the Additional THL Persons has both direct and indirect beneficial ownership of less than 1% of the Outstanding Shares. Each of the Additional THL Persons has sole voting and sole dispositive power with respect to such shares of Common Stock. David V. Harkins may be deemed to share voting and dispositive power over shares of Common Stock held by the 1995 Harkins Gift Trust. The filing of this Schedule 13D shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13 (d) of the Exchange Act, the beneficial owner of such shares of Common Stock. Scott M. Sperling may be deemed to share voting and dispositive power over shares of Common Stock held by the Sperling Family Limited Partnership. The filing of this Schedule 13D shall not be construed as an admission that Mr. Sperling is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such shares of Common Stock.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that a Reporting Person is the beneficial owner of any of the shares of Common Stock.

Signatures

                After reasonable inquiry and to the best of my knowledge and belief of each of the undersigned, such person certifies that the information set forth in this statement with respect to such person is true, complete and correct.

                IN WITNESS WHEREOF, each of the undersigned has executed this instrument as of the 11th day of June, 2003.

THOMAS H. LEE EQUITY FUND III, L.P.

By:	THL Equity Advisors III Limited Partnership, its General Partner
By:	THL Equity Trust III, its General Partner

	By:	/s/ Scott M. Sperling
	Name:	Scott M. Sperling
	Title:	Vice President

THOMAS H. LEE FOREIGN FUND III, L.P.

By:	THL Equity Advisors III Limited Partnership, its General Partner
By:	THL Equity Trust III, its General Partner

	By:	/s/ Scott M. Sperling
	Name:	Scott M. Sperling
	Title:	Vice President

THL FSI EQUITY INVESTORS, L.P.

By:	THL Equity Advisors III Limited Partnership, its General Partner
By:	THL Equity Trust III, its General Partner

	By:	/s/ Scott M. Sperling
	Name:	Scott M. Sperling
	Title:	Vice President

THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP

By:	THL Investment Management Corp., its General Partner

	By:	/s/ Scott M. Sperling
	Name:	Scott M. Sperling
	Title:	Vice President

THOMAS H. LEE EQUITY ADVISORS III LIMITED PARTNERSHIP

By:	THL Equity Trust III, its General Partner

	By:	/s/ Scott M. Sperling
	Name:	Scott M. Sperling
	Title:	Vice President

THL EQUITY TRUST III

	By:	/s/ Scott M. Sperling
	Name:	Scott M. Sperling
	Title:	Vice President

THL INVESTMENT MANAGEMENT CORP.

	By:	/s/ Kent R. Weldon
	Name:	Kent R. Weldon
	Title:	Vice President

ADDITIONAL THL PERSONS

as listed on Schedule I attached hereto, pursuant to powers of attorney executed in favor of and granted and delivered to Kent R. Weldon
By:	Kent R. Weldon
Attorney-in-fact for all
Additional THL Persons

	By:	/s/ Kent R. Weldon
	Name:	Kent R. Weldon

SCHEDULE I

ADDITIONAL THL PERSONS

David V. Harkins

The 1995 Harkins Gift Trust

Thomas R. Shepherd Money Purchase Pension Plan (Keogh)

Scott A. Schoen

C. Hunter Boll

Scott M. Sperling

Sperling Family Limited Partnership

Anthony J. DiNovi

Thomas M. Hagerty

Warren C. Smith, Jr.

Seth W. Lawry

Joseph J. Incandela

Kent R. Weldon

Terrence M. Mullen

Todd M. Abbrecht

Andrew D. Flaster

First Trust Co. FBO Kristina A. Watts

Charles W. Robins

James Westra

Charles A. Brizius

Thomas H. Lee